Exhibit 99.1

                  MARATHON AND KINDER MORGAN ANNOUNCE PLANS TO
                   DISSOLVE MKM PARTNERS L.P. IN PERMIAN BASIN

     HOUSTON, June 20, 2003 - Marathon Oil Corporation (NYSE: MRO) announced today that it has, through its subsidiaries, signed a Dissolution and Distribution Agreement with Kinder Morgan Energy Partners, L.P. (NYSE: KMP) to dissolve MKM Partners L.P. (and a related company, MKM Holdings LLC), which has oil and gas production operations in the Permian Basin of Texas. Marathon holds an 85 percent equity interest in the MKM partnership.
     Prior to the dissolution of the partnership, MKM Partners L.P., Marathon, and Kinder Morgan have signed the following agreements related to other assets in the Permian Basin:
   >>  A purchase and sale agreement under which Kinder Morgan will acquire
       MKM Partners L.P.'s 12.75 percent interest in the SACROC field for an undisclosed amount;
   >> A letter agreement under which Kinder Morgan will acquire Marathon's indirect, wholly-owned subsidiary, Marathon Carbon Dioxide
       Transportation Company, which owns a 65 percent interest in The Pecos Carbon Dioxide (CO2) Pipeline Company; and
   >> An agreement under which Marathon and Kinder Morgan will explore the potential sale of Marathon's interest in the Yates field to Kinder Morgan.
     Marathon anticipates the sale of MKM's interest in the SACROC field and the dissolution of the MKM partnership will be concluded in the second quarter. The sale of Marathon's interest in the Pecos CO2 Pipeline is expected to be concluded during the fourth quarter. A decision on the possible sale of Marathon's interest in the Yates field is expected during the fourth quarter. As a result of the above, Marathon expects to take an after-tax charge of approximately $75-85 million to second quarter earnings.
     "These actions are consistent with the steps we are taking to optimize Marathon's global asset portfolio, while adding financial flexibility in our drive to improve profitability and build superior shareholder value," said Clarence P. Cazalot, Jr., Marathon President and CEO.
     Earlier this year, Marathon announced plans to divest of certain non-core downstream and upstream assets. The company currently estimates that total 2003 asset sales are likely to exceed $700 million. Proceeds will be used to strengthen the company's balance sheet and to invest in high potential business opportunities.
     MKM Partners L.P. was formed in January 2001. Marathon's current net share of production from the SACROC field is approximately 2,000 barrels of oil equivalent per day (boe/d) and 7,500 boe/d from the Yates field. At year-end 2002, Marathon held 9 million and 177 million barrels of net proved reserves in the SACROC and Yates fields, respectively. The Pecos CO2 Pipeline is an eight-inch, 25-mile long pipeline that runs from McCamey to Iraan, Texas.
                                      -xxx-

This news release contains forward-looking statements concerning asset dispositions and investment in other business opportunities. Some factors that could affect the disposition of interests in the SACROC field include customary closing conditions. The forward-looking statements with respect to the potential sale of Marathon's interests in the Yates field and Pecos CO2 Pipeline are based upon certain assumptions including the successful negotiation of a purchase and sale agreement, including an acceptable price and other terms and conditions, satisfaction of customary closing conditions and any applicable regulatory or third party approvals. The forward-looking information with respect to investment in other business opportunities is based on certain assumptions including, among others, asset dispositions, prices, worldwide supply and demand of petroleum products, regulatory impacts and constraints, levels of company cash flow and economic considerations. The foregoing factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent Forms 10-Q and 8-K, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.



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                                    Susan Richardson    713-296-3915
Investor Relations Contacts:        Ken Matheny         713-296-4114
                                    Howard Thill        713-296-4140